EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT effective December 14, 2012 (the “Effective Date”) is entered into by and between Amarantus Bioscience, Inc. a Delaware corporation, (“AMBS”), and Memory Dx, LLC (“MDx”). The parties, intending to be legally bound, agree as follows:

SECTION 1 – LICENSE

1.1(a) Grant of Exclusive License. For the term of this Agreement, MDx hereby grants to AMBS an exclusive worldwide license to develop, manufacture, have manufactured, use, market, sell and import medical devices and methods under the MDx Alzheimer’s disease (“AD”) Intellectual Property (“IP”), including but not limited to the items of intellectual property detailed on Schedule A hereto, and to use all trademarks and copyrights related to the MDx AD IP in furtherance of such activities.

1.1(b) Definitions.

For purposes of this Agreement:

(1) “Know-How Rights” shall mean all trade secrets and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, access to lab books and design history files) in existence on the Effective Date controlled by MDx or its affiliates or arising thereafter to the extent necessary or useful for AMBS to make, have made, use, develop, sell, exploit or seek regulatory approval to market a composition, a diagnostic or service, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Patent Rights or which otherwise relates to the Technology.

(2) “Patent Rights” shall mean (a) all patents and patent applications in any country of the world that claim or cover the Technology to the extent MDx or its affiliates heretofore or hereafter have an ownership or (sub)licensable interest therein, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions, substitutes or additions thereto.

(3) “MDx AD IP” shall mean the Patent Rights and the Know-How.

(4) “Technology” shall mean compositions, devices, technology, data and information comprising, responsible for, resulting from or relating to use of the biomarkers of the AD IP and the tests of the same for the purpose of measuring such biomarkers, together with all improvements and enhancements thereto, all modifications and derivatives thereof, all products comprising any of the foregoing, and all methods of manufacture and uses of any of the foregoing, as it relates to the AD IP.

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1.2 IP Development. All medical devices and all additional intellectual property pertaining to Alzheimer’s disease diagnosis, including all additional patents, applications, trademarks, copyrights, inventions, trade secrets, and know-how developed by AMBS or MDx during the term of this Agreement relating to or based in whole or in part on the MDx AD IP shall be the sole and exclusive property of the developing party. All medical devices and all additional Intellectual Property pertaining to Alzheimer’s disease diagnosis conceived or developed by MDx during the term of this Agreement, if any, shall be included within the scope of the exclusive license granted hereunder to AMBS. The developing party is responsible for maintaining the patents in the agreed upon designated geographic regions of the world.

1.3 Term of Agreement. The term of this Agreement shall be perpetual from the date hereof.

1.4 Consideration. In consideration for the license granted hereunder, the validation and technology transfer, AMBS shall issue to MDx 2,000,000 shares of AMBS common stock, valued at the closing price of AMBS common stock on the Effective Date.

1.5 Royalty. AMBS agrees to pay MDx a royalty equal to 9% of the net proceeds of all sales resulting from the development of the MDx AD IP. Such royalty payments will be capped at a total of five million United States dollars ($5M USD) during the term of this agreement. Payments will be made on a quarterly basis.

1.6 Assignment. AMBS may sell, sub-license or assign this agreement to a third party at any time. In the event such sale occurs, the third party will be solely responsible for all of the payments scheduled to be made herein.

SECTION 2 – MILESTONE PAYMENT and OPTION TO PURCHASE

2.1 Milestone Payment. Upon successful completion and acceptance by AMBS of the Validation Study described in Schedule B, AMBS shall be required to pay within 3 months $1,000,000 in cash or common shares of equivalent value on the date of transfer, at AMBS’ option. In the event AMBS chooses to pay the consideration in options, the common shares issued shall have piggy-back registration rights.

2.2 Option to Purchase AD IP. AMBS shall have the exclusive right from the execution of this agreement, until one year after the LymPto test is available for commercial sale in the United States, to purchase, all rights, privlidges, know-how, trademarks and other related matters pertaining to the AD IP for $2,000,000 in cash or common shares of equivalent value on the date of transfer, at AMBS’ option. In the event AMBS chooses to pay the consideration in options, the common shares issued shall have piggy-back registration rights.

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SECTION 3 – VALIDATION STUDY AND TECHNOLOGY TRANSFER

3.1 Engagement of MDx upon Execution. Within 10 days of execution, Amarantus agrees to engage MDx through a consulting agreement to perform the Validation Studies outlined in Schedule B. Amarantus agrees to pay $15,000 to MDx initially, $15,000 in 30 days following the execution of this agreement, and $20,000 in 60 days following the execution of this agreement to prepare the laboratory, assist in fund raising, and other services as Amarantus deems appropriate and necessary as it completes the fundraising to launch the full Validation.

3.2 Validation Studies and Technology Transfer. For consideration granted herewith, MDx will use good faith efforts to carry out the validation study according to Schedule B. Each month, MDx shall submit reports in writing to AMBS on the status of the validation studies and technology transfer. During the period of this Agreement, AMBS’s technical/scientific representative and other representatives may have reasonable access to consult informally and formally with MDx’s technical/scientific representatives regarding the validation studies and technology transfer and other related matters, either in person, by telephone or by electronic communications (i.e. emails or video conferences). Amarantus, its sub-licensee or assign, agrees to engage MDx for the clinical validation study as outlined in Sechdule B within 90 days of execution of this agreement. The Validation Studies outlined in Schedule B will be funded according to a payment schedule to be determined by Amarantus.

3.3 Introductions to Third Parties. MDx will introduce Amarantus to all pharmaceutical companies in the fields of dementia and at the highest corporate levels and will seek their clinical trial input and participation and will request a Letter of Intent ("Third Party LOI”) in which the Third Party expresses its intent to include the IP in a clinical study focused on therapeutic intervention in dementia. The Third Party must be of significance stature in the field of dementia therapeutics, such as Roche, Lilly, Johnson & Johnson or the like.

SECTION 4 – REPRESENTATIONS AND WARRANTIES OF MDX

MDx hereby represents and warrants to AMBS as follows:

4.1 Organization. MDx (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the Arizona, (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted. MDx is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

4.2 Authorization; Validity of Agreement. MDx has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MDx of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of MDx and no other action on the part of MDx or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MDx and is a valid and binding obligation of MDx, enforceable against MDx in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by MDx nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of MDx or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which MDx or any its subsidiaries or any of their respective properties may be bound; (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to MDx or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to MDx or any of its subsidiaries or any of their respective properties or assets (See Schedule C).

4.4 Independence. The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by MDx of this Agreement or the consummation of the transactions contemplated under the Agreement.

4.5 Patents and Other Intangible Assets. MDx (i) owns, free and clear of all liens, all patents, trademarks, copyrights, inventions, trade secrets, and know-how related to or comprising the MDx AD IP, (ii) has not sold or granted to any third party any rights in the MDx AD IP, and (iii) has the right to use such intellectual property without infringing upon or otherwise acting adversely to the right of any person under or with respect to any of the foregoing. All of the MDx AD IP can and will be licensed by MDx to AMBS upon the terms of this Agreement without the consent of any Person other than AMBS. All of the MDx AD IP is currently in full force and MDx represents that it has no knowledge of any abandonments or other potential problems with the MDx AD IP that it has not made AMBS aware of.

4.6 Shares To Be Issued To MDx. With respect to the shares of common stock to be issued to MDx as consideration hereunder (the “Shares”), MDx represents and warrants to AMBS the following:

(a)	MDx acknowledges that an investment in the Shares involves a high degree of risk in that AMBS does not currently generate revenue and may require substantial funds to pursue its business plan;

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(b)	MDx recognizes that an investment in the Shares is highly speculative and only investors who can afford the loss of their entire investment should consider investing in AMBS and the Shares;

(c)	MDx and its officers and directors have such knowledge and experience in finance, securities, investments, including investment in unregistered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

(d)	MDx is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended;

(e)	MDx acknowledges that only a limited market for the Shares presently exists and accordingly MDx may not be able to liquidate its investment;

(f)	MDx acknowledges that the Shares are subject to significant restrictions on transfer as imposed by state and federal securities laws, including but not limited to a minimum holding period of at least six (6) months;

(g)	MDx hereby acknowledges (i) that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") or by the securities regulator of any state; (ii) that the Shares are being issued by AMBS pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933; and (iii) that the certificate evidencing the Shares received by MDx will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

(h)	MDx is acquiring the Shares as principal for MDx's own benefit;

(i)	MDx is not aware of any advertisement of the Shares or any general solicitation in connection with any offering of the Shares;

(j)	MDx acknowledges and agrees that the AMBS has previously made available to MDx the opportunity to ask questions of and to receive answers from representatives of AMBS concerning AMBS and the Shares, as well as to conduct whatever due diligence MDx, in its discretion, deems advisable.

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(k)	MDx agrees to vote the Shares issued at the recommendation of the Board of Directors of AMBS and also agree to allow the CEO of AMBS to vote such Shares on MDx’s behalf.

SECTION 5 – REPRESENTATIONS AND WARRANTIES OF AMBS

AMBS hereby represents and warrant to MDx as follows:

5.1 Organization. AMBS (i) is duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Delaware, (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted. AMBS is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

5.2 Authorization; Validity of Agreement. AMBS has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by AMBS of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AMBS and no other action on the part of AMBS or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by AMBS and is a valid and binding obligation of AMBS, enforceable against AMBS in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3 Shares To Be Issued To MDx. With respect to the shares of common stock to be issued to MDx as consideration hereunder (the “Shares”), AMBS represents and warrants to MDx that, upon issue, the Shares will be duly and validly issued, fully paid and non-assessable common stock in the capital of AMBS.

5.4 Fairness Opinion. MDx and AMBS represents that the Parties do not require a fairness opinion to execute this Agreement or transfer the License.

SECTION 6 – INDEMNIFICATION AND RELATED MATTERS

6.1 Indemnification. MDx shall indemnify and hold harmless AMBS, and AMBS shall indemnify and hold harmless MDx, (collectively, the “Indemnified Parties”), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties made in this Agreement or in any disclosure schedule thereto, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) taxes attributable to any transaction or event occurring on or prior to the date of this Agreement, or (d) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the respective parties prior to the date hereof.

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6.2 Survival. All representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of the initial term of this Agreement.

6.3 Bankruptcy. In the event MDx declares bankruptcy at any time during the term of this agreement, ownership of all MDx AD IP immediately becomes the sole property of AMBS, and AMBS shall have a right of first refusal to purchase all equipment or assets required to prosecute the MDx AD IP. MDx must notify AMBS at least five (5) business days prior to filing for bankruptcy.

6.4 Notice of Claims.

(a) If an Indemnified Party shall assert a claim for indemnification pursuant to Section 6.1, such Indemnified Party shall submit to the indemnitor a written claim stating: (i) that an Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof of any such Damages; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim.

(b) In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which a party may have liability under this Section 6, the indemnitor shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by indemnitor, if representation of the Indemnified Party by counsel retained by the indemnitor would be inappropriate because of actual or potential differing interests between indemnitor and the Indemnified Party. In connection with any action, suit or proceeding subject to this Section 6, the parties agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. An indemnitor shall not, without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Indemnified Parties for any liability arising out of such claim or demand.

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SECTION 7 – TERM AND TERMINATION

7.1 This Agreement shall be perpetual from its date of execution unless terminated in accordance with the provision of this section.

7.2 If MDx is unable to meet its obligations under Section 3 and shall fail to remedy these failures within thirty (30), ABMS may terminate this Agreement upon thirty (30) days written notice. Upon termination, MDx shall immediately return all common stock granted to MDx under the terms of this Agreement.

7.4 No rights or obligations survive termination of this Agreement.

SECTION 8 – NOTICES

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to MDx:

Memory Dx, LLC

ATTN: William Gartner

2343 W. University Dr.

Suite 105

Phoenix, AZ 85281

If to AMBS:

Amarantus Bioscience, Inc.

Attn: Gerald Commissiong

675 Almanor Ave.

Sunnyvale, CA 94085

SECTION 9 – MISCELLANEOUS

9.1 Amendments. Subject to applicable law, this Agreement may be amended or modified by the parties hereto only by written agreement executed by each party to be bound thereby and delivered by duly authorized officers of the parties hereto.

9.2 Entire Agreement. This Agreement and the exhibits attached hereto or referred to herein constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof and thereof.

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to amend or modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

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9.4 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written approval of all parties.

9.5 No Third Party Beneficiaries. Nothing herein expressed or implied shall be construed to give any person other than the parties hereto (and their successors and assigns as permitted herein) any legal or equitable rights hereunder.

9.6 Counterparts; Delivery by Facsimile. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

9.7 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to its conflicts of law principles.

9.8 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “hereby”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

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(d) The words “knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person. For the purposes hereof, the “Applicable Knowledge Group” with respect to AMBS shall be Gerald Commissiong. For the purposes hereof, the “Applicable Knowledge Group” with respect to MDx shall be Ira L. Goldknopf, Ph.D..

(e) The word “subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

(f) For purposes of this Agreement, “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(g) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(h) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

Amarantus Bioscience, Inc.

By:	/s/ Gerald Commissiong
Name:	Gerald Commissiong
Title:	President & CEO

Memory Dx, Inc.

/s/ William Gartner
Name:	William Gartner
Title:	President & CEO

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Schedule A – MDx Alzheimer’s Disease Diagnostic IP

LymPro Test Intellectual Property

Issued Patents

•	DE 19936035 Germany 05/13/2003

•	DE 10349162 Germany 10/22/2003

•	223322 India 09/09/2008

•	2006/03178 South Africa 07/25/2007

•	EP 1876449 (AI) Germany 07/07/2006

•	PCT/EP2004/010889 PCT 09/24/2004

•	PCT/EP2007/006028 PCT 07/06/2007

Country Specific Filings (not issued)

Australia	Mexico
Brazil	New Zealand
Canada	Norway
China	Philippines
Europe	Russia
Israel	Serbia/Montenegro
Japan	Singapore
South Korea	United States

Know-How, Data and Methods

•	All Laboratory Protocols and Methods

•	All Quality Control Processes

•	All Clinical Study Data and Findings to Date

•	All published papers and posters

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Schedule B

Outline of Amarantus LymPro Clinical Study

LymPro Test Foundation

The Study will use either the antibody cocktails shown below, or a rationalized six tube cocktail matrix. The final decision is pending a full evaluation of the impacts of switching CD19 to the PerCP-Cy5.5 channel.

Tube	Antibody Cocktail	Format	Condition	File#
1	IgG1 / IgG1 / CD45 / IgG1	FITC/PE/PerCP-Cy5.5/APC	Control	001
2	CD8 / CD69 / CD3/ CD4	FITC/PE/PerCP-Cy5.5/APC	Unstimulated	002
3	CD14 / CD69 / CD45 / CD19	FITC/PE/PerCP-Cy5.5/APC	Unstimulated	003
4	CD8 / CD28 / CD45 / CD4	FITC/PE/PerCP-Cy5.5/APC	Unstimulated	004
5	CD45RA+/CD45RO+/CD3/CD4	FITC/PE/PerCP-Cy5.5/APC	Unstimulated	005
6	CD8 / CD69 / CD3/ CD4	FITC/PE/PerCP-Cy5.5/APC	Stimulated	006
7	CD14 / CD69 / CD45 / CD19	FITC/PE/PerCP-Cy5.5/APC	Stimulated	007
8	CD8 / CD28 / CD45 / CD4	FITC/PE/PerCP-Cy5.5/APC	Stimulated	008
NOTE: Markers showing statistically significant results in prior studies are presented in Bold. LymPro Scores use continuous, discrete and ratios of several of the above markers

Table 1: LymPro Antibody Cocktail

Non-Clinical Study

Non-Clinical development will occur prior to clinical enrollment. This effort shall focus on developing systems, procedures, standards, and sample to ensure long-term test stability and repeatability. Additionally, these procedures will aid in reducing inter-operator, inter-instrument and inter-lab variability to aid in broad test dissemination.

Clinical Study

Enrollment Criteria and Targets:

Table 1 shows the eligibility criteria to be used during both stages of the clinical study. Table 2 shows the minimum enrollment for each stage of the Study and an approximate enrollment by Study Cohort. All Subjects will be randomly assigned to either the Stage I Training Set or Stage II Blind Set upon enrollment. Enrollment tables are based on the number of subjects needed for a 80% probability of detecting a 1 standard deviation difference between study cohorts. MDx may exceed these enrollment numbers upon written agreement by the parties.

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Group	Eligibility Criteria	Ineligibility Criteria
AD Probable

DSMIIIR “Dementia of the Alzheimer type” (DAT) or NINCDS-ADRDA “probable” AD

Mini Mental State Examination (MMSE) of 26 or lower

Patient must be greater than 55 years of age

Patient must sign a consent form. If the patient’s status precludes giving informed consent, informed consent may be given by the patient’s legal representative

No recent infection or other illnesses

Diagnosis of probable or possible Alzheimer’s in combination with other dementia.

Significant other medical problems, e.g., active malignancy, class 3 or 4 heart failure (NYHA), end stage renal, liver, or lung disease. Psychiatric causes of qualifying MMSE score

Table 2: Study Eligibility Criteria

Other Dementia

Clinical Diagnosis of Vascular dementia, dementia due to Parkinson’s disease, Lewy Body dementia, Picks / Frontal Lobe dementia, or dementias due to primary or secondary brain tumor, subdural hematoma, slowly progressive or normal-pressure hydrocephalus, neurological conditions (e.g., multiple sclerosis), or endocrine conditions (hypothyroidism, hypercalcemia)

Mini Mental State Examination (MMSE) of 26 or lower

Patient must be greater than 55 years of age

Patient must sign a consent form. If the patient’s status precludes giving informed consent, informed consent may be given by the patient’s legal representative

No recent infection or other illnesses

Significant other medical problems, e.g., active malignancy, class 3 or 4 heart failure (NYHA), end stage renal, liver, or lung disease.

AAMI, MCI, dementia due to head trauma, nutritional conditions (deficiency of thiamin, niacin, or vitamin B12), effects of medications (e.g., benzodiazepines, ß blockers, diphenhydramine), toxic effect of long-standing substance abuse, especially alcohol abuse, other infectious conditions (HIV, neurosyphilis, Cryptococcus), or derangements of renal and hepatic function

Cognitively Intact

Must be of greater than 55 years of age

Age matched to AD probable or Other Dementia group

Patient must sign a consent form. If the patient’s mental status precludes his/her giving informed consent, written informed consent may be given by the patient’s legal representative

No recent history of mental illness (< 2 years)

No recent infection or other illnesses

Significant other medical problems, e.g., active malignancy, class 3 or 4 heart failure (NYHA), end stage renal, liver, or lung disease.

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Table 2: Study Eligibility Criteria (continued)

Enrollment Targets
	AD Probable	Other Dementias	Cognitively Intact	Total
Stage I, Training Data	40	40	30	110
Stage II, Blind	20	20	15	55

Table 3: Minimum Total Enrollment and Approximate Breakdown by Cohort

End Points

This study will not make comparison to the “gold standard” of Alzheimer’s diagnosis, neuropathology, as the time and expense such studies would require would far exceed the scope of the proposed effort. As a result, the study’s endpoint will be defined in terms of co-positivity and co-negativity with expert clinical diagnosis. Results therefore will be properly expressed as "co-positivity" and "co-negativity" as opposed to sensitivity and specificity.

Human Subject Protection:

MDx will obtain IRB approval either through Western IRB, Banner IRB (where MDx anticipate recruiting the majority of study subjects), or a similar IRB. All participants will sign informed consent agreements prior to undergoing any evaluations or donating any samples. Should the patient’s mental status preclude informed consent, the authorized staff member will include the potential subject’s authorized representative throughout the process, establish the subject’s assent and obtain informed consent from the subject’s authorized representative.

Figure 1: AD Dx Venn Diagram

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LymPro Test® Development Work Plan

Summary:

The LymPro Test® is a blood test for the detection of Alzheimer’s disease. Our objective is to complete the development and clinical use study for the LymPro Test to prepare it for sale as a Laboratory Developed Test under CLIA. The major tasks required are provided in the following table with the expected costs and time required for each task. Some of the projected timelines are estimated maximums.

	Task Description	Cost	Time
1	Complete Clinical Study Design and get IRB Approval	$7,500	1 month
2	Clinical Study Patient Recruiting Estimate for 250 subjects at $900 per subject	$225,000	15 months
3	Laboratory instrument startup and validation. Includes service contract, reagents, labor and instrument stability verification	$80,000	2 months
4	Laboratory analysis of clinical study samples, including: reagents, and labor	$750,000	16 months
5a	Statistical Review of Clinical Study Results	$130,000	2 months
5b	Validation Study for CLIA LDT launch	$30,000

	Total Cost and Elapsed Time	$1,222,500	18 months

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